Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Nabil Shabshab (“Employee”) and Inogen, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed at-will by the Company;

WHEREAS, Employee signed an Employment and Severance Agreement with the Company as of February 8, 2021 (the “Employment Agreement”);

WHEREAS, Employee acknowledges that he is bound by an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company (the “Confidentiality Agreement”);

WHEREAS, the Company granted to Employee the equity awards covering shares of the Company’s common stock listed in Exhibit A (each, an “Equity Award”), each subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan (the “Plan”) and an award agreement between the Company and Employee (each, an “Award Agreement”);

WHEREAS, Employee’s employment with the Company ended effective November 10, 2023 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.
Consideration. In consideration of and contingent on Employee’s execution of this Agreement, this Agreement going into effect, and Employee’s fulfillment of all of its terms and conditions, the Company agrees as follows:

a.
Severance Payment. The Company agrees to pay Employee a total of One Million Four Hundred Thousand Dollars ($1,400,000), less applicable withholdings and the Airfare Credit Withholding Amount, at the rate of Fifty Eight Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($58,333.33) per month, less applicable withholdings and, in the case of the first such payment, less the entire Airfare Credit Withholding Amount (such payments, the “Salary Severance Payments”), for a period of twenty-four (24) months following the Separation Date, in accordance with the Company’s regular payroll practices; provided, however, that payment of the Salary Severance Payments will commence on the first payroll date after the sixtieth (60th) day following the Separation Date (the “Initial Payment Date”), with any Salary Severance Payments otherwise payable to Employee during the period from the Separation Date through the day before the Initial Payment Date payable in a lump sum without interest on the Initial Payment Date, except as otherwise required by Section 21.

b.
COBRA Reimbursement. Subject to Employee timely electing and paying for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation Benefits Replacement Act (as applicable, “COBRA”), within the time period prescribed pursuant to COBRA, the Company shall reimburse Employee for the Company-paid portion of the health benefits provided to Employee and Employee’s covered dependents under the Company’s health plans in effect as of the Separation Date (such portion, the “Company-Paid Portion”) pursuant to COBRA (such reimbursements, the “COBRA Reimbursements”) until the earliest of (i) twenty-four (24) months from the Separation Date, (ii) the date upon which Employee and/or Employee’s covered dependents become eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity, or (iii) the date upon which Employee and/or Employee’s covered dependents are no longer eligible for COBRA continuation coverage. COBRA Reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide the COBRA Reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will instead provide the Employee a taxable monthly payment, payable on the last day of a given month (except as provided by Section 21), each in an amount equal to the Company-Paid Portion (less applicable withholdings), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Separation Date and continue for the period of months indicated in this section.

c.
Double-Trigger Vesting Acceleration. Pursuant to Section 8(f) of the Employment Agreement, if a Change of Control (as defined in the Employment Agreement) occurs within three (3) months after the Separation Date, all Equity Awards shall vest in full, and, unless otherwise provided in the applicable Award Agreement governing such Equity Award, the performance criteria for any performance-based Equity Award shall be deemed to be satisfied at not less than the target level or such higher level as may be determined by the Plan, such Award Agreement, or the agreement governing the Change of Control (the “Double-Trigger Vesting Acceleration”).

d.
Airfare Credits. The Company shall permit Employee to retain the $8,053 of credits that Employee received from United Airlines, Inc. in connection with the cancellation of Employee’s trips to attend certain conferences (the “Airfare Credits”). Employee acknowledges and agrees that the fair market value of the Airfare Credits (as determined by the Company) will be reported as income to Employee, and Employee agrees that the Company will withhold from the payments under Section 1.a the amounts necessary to satisfy all Federal, state, and local income and employment tax withholding requirements applicable to Employee’s retention of the Airfare Credits (the “Airfare Credit Withholding Amount”).

e.
Acknowledgement. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.

2.
Equity Awards. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to receive from the Company, pursuant to the vesting of the Equity Awards, Employee will be considered to have vested only up to the Separation Date and pursuant to the Double-Trigger Vesting Acceleration, if applicable. Employee acknowledges and agrees that as of the Separation Date (and prior to the application of the Double-Trigger Vesting Acceleration, if applicable), Employee will have vested in each Equity Award as to the number of shares of the Company’s common stock indicated in Exhibit A and no more. The Equity Awards and any shares acquired through the Equity Awards shall continue to be governed by the terms and conditions of the Plan and the applicable Award Agreement.

3.
Benefits. Employee’s Company-sponsored health insurance benefits shall cease on the last day of the month of the Separation Date, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in Equity Awards (other than pursuant to the Double-Trigger Vesting Acceleration, if applicable), ceased as of the Separation Date.

4.
Board Resignation. Effective as of the Separation Date, Employee agrees that Employee no longer held any officer or employee positions with the Company or any of its subsidiaries. Effective as of the later of the Separation Date or the date of Employee’s signature below, Employee hereby resigns from all positions and offices currently held as a director of the Company and all of its subsidiaries. Employee hereby acknowledges and affirms that such director resignations are final and irrevocable, and that even in the event he should elect to otherwise revoke this Agreement pursuant to Sections 7 and 29 below, he will have still resigned from all such positions. Employee acknowledges that his resignation is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Employee also agrees to execute any necessary documents or other forms necessary to effectuate or document his resignation as a matter of local, state, federal or international law. Employee further understands and agrees that he no longer serves in any positions with the Company or any subsidiary or affiliate of the Company.

5.
Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided (to the extent applicable) all salary, wages, bonuses, vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, incentive compensation, stock, equity awards, vesting, and any and all other benefits and compensation due to Employee, and that other than the consideration set forth herein that Employee is receiving contingent on this Agreement, Employee is not and will not be entitled to any other compensation, payments, or benefits, including, without limitation, any severance payments or benefits or bonus payments, from the Company.

6.
Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, professional employer organizations or co-employers, insurers, trustees, divisions, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s relationship with the Company and the termination of that relationship, including any claims related to the Employment Agreement or any other agreement or arrangement with the Company;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey Wage and Hour Law, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any proceeds received by Employee from the Company; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. This release also does not waive any rights Employee has under the Indemnification Agreement by and between Company and Employee, dated February 8, 2021 (the “Indemnification Agreement”), or any other rights Employee may have to be indemnified or insured against third party claims (including any rights to advancement of expenses), subject to the terms and conditions of any such indemnification rights. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits, or to any vested benefits under any employee benefit plan.

7.
Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

8.
California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9.
No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.
No Right to Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

11.
Trade Secrets and Confidential Information/Company Property and Inventions. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, including, without limitation, the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, return of Company property, and assignment of Inventions. Employee specifically affirms the following obligations:

a.
Confidential Information. Employee affirms that at all times he will hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company, subject to the “Protected Activity Not Prohibited” section below. Employee understands that “Confidential Information” means any Company or associated third party proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom he became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Further, Confidential Information does not include general knowledge, skill, and experience Employee has acquired during the course of or in connection with Employee’s employment with the Company or a former employer. Employee represents that Employee has not to date misused or disclosed Confidential Information to any unauthorized party.

b.
Company Property. Employee’s signature below constitutes his certification that Employee does not have in his possession, custody, or control, and has returned to the Company, all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents, items, or property, or reproductions of any and all aforementioned items (whether in physical or electronic form) provided to him by the Company (with the exception of a copy of the Company’s employee handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, and that Employee has complied with Section 9.b of the Employment Agreement and Section 5 of the Confidentiality Agreement.

c.
Inventions.

i.
Inventions Defined. “Inventions” means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Employee solely or jointly authored, conceived, developed, or reduced to practice.

ii.
Assignment of Inventions and Works Made for Hire. Employee hereby assigns to Company, or its designee, all of his right, title, and interest (including all related intellectual property rights) in all Inventions that Employee created during the period of time he was in the employ of the Company (including during off-duty hours) (“Company Inventions”). In addition, Employee acknowledges that all original works of authorship that were made by Employee (solely or jointly with others) within the scope of and during the period of his employment with Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and in accordance, the Company is considered the author of these works.

iii.
Exception to Assignments. EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS TO COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870. California Labor Code Section 2870 provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

iv.
Outside Inventions. Employee acknowledges that he has not incorporated any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Company Invention without the Company’s prior written permission. Employee further acknowledges that he has informed the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Employee or in which Employee has an interest prior to, or separate from, Employee’s employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (“Outside Inventions”) into any Company Invention or otherwise utilizing any Outside Invention in the course of his employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit any such incorporated or utilized Outside Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto.

v.
Moral Rights. Any assignment to the Company of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” or the like

(collectively, “Moral Rights”). If Moral Rights cannot be assigned under applicable law, Employee hereby waives and agrees not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.

vi.
Further Assurances. Employee will assist the Company, or its designee, at Company’s expense, in every proper way to secure and protect the Company’s rights in Company Inventions and any related copyrights, patents, mask work rights, or other intellectual property rights in any and all countries. Employee will disclose to Company all pertinent information and data. Employee will execute all applications, specifications, oaths, assignments, and all other instruments that Company deems necessary in order to apply for and obtain these rights and in order to deliver, assign, and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to Company Inventions, and any related copyrights, patents, mask work rights, or other intellectual property rights. Employee will testify in a suit or other proceeding relating to such Company Inventions and any rights relating thereto.

12.
No Cooperation. Subject to the “Protected Activity Not Prohibited” section below, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Employee agrees, if permitted by law, both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. Subject to the “Protected Activity Not Prohibited” section below, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.
13.
Nondisparagement. Subject to the “Protected Activity Not Prohibited” section below, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company will instruct its current executive officers and members of its Board of Directors to refrain from any disparagement, defamation, libel, or slander of Employee, and to refrain from any tortious interference with the contracts and relationships of Employee.

14.
Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (a) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (b) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Employee further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit Employee’s participation in any legally protected activities, such as (a) forming, joining, or supporting labor unions, (b) bargaining collectively through representatives of employees’ choosing, (c) discussing wages, benefits, or terms and conditions of employment, and (d) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Employee or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. Employee understands that nothing in the Confidentiality Agreement or the Surviving Provisions of the Employment Agreement (as defined below) shall limit or prohibit Employee from engaging in any protected conduct set forth in this section.

15.
Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, or the Surviving Provisions of the Employment Agreement (as defined below), shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided that if it is subsequently determined by a court of competent jurisdiction, or by arbitration, that Employee did not commit such breach, any consideration withheld by the Company pursuant to this Section shall be immediately payable to Employee, with prejudgment interest if, and to the extent, awarded by the relevant court or arbitrator.

16.
No Admission of Liability. Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17.
Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.
ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY CLAIMS EMPLOYEE MAY BRING PURSUANT TO THE PRIVATE ATTORNEYS GENERAL ACT (“PAGA”) ON BEHALF OF THE LABOR AND WORKFORCE DEVELOPMENT AGENCY MUST BE ARBITRATED ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY WITHOUT ANY JOINDER OR REPRESENTATION OF ANY CALIFORNIA LABOR CODE VIOLATIONS THAT WERE OR COULD BE ASSERTED BY OR ON BEHALF OF ANY OTHER EMPLOYEES. ANY ARBITRATION WILL OCCUR IN SANTA BARBARA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE

PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

19.
Cooperation with Company. Employee agrees that he shall provide reasonable cooperation and assistance to the Company in the transition of his role and in the resolution of any matters in which he was involved during the course of his employment, or about which he has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees. Employee’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which he has been involved or has knowledge; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company, provided that the Company shall use reasonable efforts to schedule any proceeding requiring Employee’s attendance in a manner that will minimize unnecessary interference with Employee’s personal or business activities. Employee agrees to keep the Company’s Human Resource department apprised of his current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 19. Employee understands and agrees that this provision requires his cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and he is expected at all times to provide truthful testimony and responses in connection with any matter. Employee understands and agrees that he is not otherwise entitled to any additional compensation for such transition assistance, beyond the consideration provided under this Agreement, and Employee is not and will not be considered an officer, employee, advisor, consultant, or other Company service provider in complying with this Section 19. The Company will reimburse Employee for reasonable, pre-approved, out of pocket expenses incurred by Employee in complying with the requirements of this Section 19, subject to Employee providing, as may be requested by Company, appropriate supporting documentation for such expenses.

20.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21.
Section 409A. It is intended that all payments and benefits provided under this Agreement be exempt from (or to the extent any such payments and benefits fail to be so exempt, to comply with) Code Section 409A and the final regulations and official guidance thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, if Employee was a “specified employee” within the meaning of Section 409A at the time of Employee’s “separation from service” within the meaning of Section 409A (other than due to death), then any payments or benefits to be paid or provided to Employee pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (“Deferred Payments”) that are payable within the first six (6) months following Employee’s separation from service, will become payable on the date that is six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to such payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6)-month anniversary of the separation from service, then any payments delayed in accordance with this section will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to such payment or benefit. The Company and Employee will work together in good faith to consider either (a) amendments to this Agreement; or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees have any liability or obligation to reimburse, indemnify or hold harmless Employee or any other person for any taxes or costs that may be imposed on or incurred by Employee or any other person as a result of Section 409A. In no event will Employee have discretion to determine the taxable year of payment of any separation-related payments.

22.
Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.
Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25.
Clawback. Notwithstanding any provisions to the contrary under this Agreement, any compensation provided by the Company to the Employee (including, but not limited to, the consideration listed in Section 1 of this Agreement) will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s compensation recoupment policy in effect as of the Effective Date and any other compensation recoupment or clawback policy of the Company as may be established and/or amended from time to time, including, without limitation, to comply with the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws (the “Clawback Policy”). The Company may require Employee to forfeit, return or reimburse the Company all or a portion of such compensation pursuant to the terms of a Clawback Policy or as necessary or appropriate to comply with applicable laws. No other agreement or arrangement with the Company or any parent or subsidiary of the Company will supersede the Clawback Policy, including, without limitation, any indemnification agreement or arrangement.

26.
Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, Sections 9 and 22 of the Employment Agreement (the “Surviving Provisions of the Employment Agreement”), the Indemnification Agreement, the Plan, and the Award Agreements (except as otherwise modified or superseded herein).

27.
No Oral Modification. This Agreement may only be amended in a writing signed by Employee and an authorized representative of the Company.

28.
Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the “Arbitration” section of this Agreement shall be governed by the FAA.

29.
Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Employee understands that Employee may not sign this Agreement prior to the Separation Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

30.
Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

31.
Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)
Employee has read this Agreement;
(b)
Employee has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Employee’s own choice or has elected not to retain an attorney;
(c)
Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)
Employee is fully aware of the legal and binding effect of this Agreement; and
(e)
Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

32.
Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Employee upon the Employee’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Employee to receive any form of compensation or other benefits payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

NABIL SHABSHAB, an individual

Dated: November 22, 2023	/s/ Nabil Shabshab
Nabil Shabshab

INOGEN, INC.

Dated: November 22, 2023	By /s/ Elizabeth Mora
Elizabeth Mora
Chair of the Board of Directors

Exhibit A

(Equity Awards)

Grant Date	Type of Award	Target Number of Shares Granted	Vested as of Separation Date
3/1/21	RSU	71,508	53,161
3/1/22	RSU	78,102	20,827
5/10/22	RSU	109,531	0
2/28/23	RSU	140,394	0